Exhibit 99.1

Valpey Fisher Appoints New President and CEO

HOPKINTON, Mass.--(BUSINESS WIRE)--September 22, 2009--Valpey-Fisher Corporation (NASDAQ: VPF), a leader in low noise timing solutions, announced today the appointment of Michael Ferrantino, Jr. as President, Chief Executive Officer and Director of the Company upon the retirement of Michael Ferrantino, Sr. on October 31, 2009.

"Michael Ferrantino, Sr. will be retiring from the Company as of October 31, 2009. I am pleased to announce that Michael Ferrantino, Jr., our Chief Operating Officer for the last year, will be assuming the position of President and Chief Executive Officer and become a Director effective November 1, 2009” said Ted Valpey, Jr., Chairman of the Board of Directors.

Mr. Valpey, Jr. added “This last year, in more ways than one, was a year of challenge, transition and opportunity. We are looking forward to a growth opportunity as Michael along with this team of recent new hires that join a Company already rich in talent continue to bring Valpey Fisher into both existing and new markets with high gross margin integrated products.”

About Valpey-Fisher Corporation:

Valpey Fisher specializes in designing, manufacturing and marketing a broad range of quartz crystals, oscillator timing devices and ultrasonic transducers. Major markets for the company’s quartz crystal and oscillator products include computer, networking, and telecommunications, wireless, military and medical.

CONTACT:
Valpey-Fisher Corporation
Ted Valpey, Jr., 508-435-6831
Chairman of the Board